Exhibit 16.1

September 15, 2016

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Penn Virginia Corporation (the Company) and, under the date of March 15, 2016, we reported on the consolidated financial statements of Penn Virginia Corporation as of and for the years ended December 31, 2015 and 2014 (and the effectiveness of internal control over financial reporting as of December 31, 2015). On September 13, 2016, we were dismissed. We have read Penn Virginia Corporation’s statements included under Item 4.01 of its Form 8-K dated September 15, 2016, and we agree with such statements, except that we are not in a position to agree or disagree with Penn Virginia Corporation’s statement that (i) the change was approved by the Audit Committee of the Board of Directors; (ii) the engagement of Grant Thornton LLP as the independent registered public accounting firm of the Penn Virginia Corporation was unanimously approved by the Audit Committee; and (iii) during each of the Company’s two most recent fiscal years and through September 13, 2016 neither the Company nor anyone on its behalf has consulted with Grant Thornton LLP regarding the application of accounting principles to a specified transactions or the type of audit opinion that might be rendered on Penn Virginia Corporation’s consolidated financial statements, nor did Grant Thornton LLP provide written reports or oral advice to Penn Virginia Corporation that Grant Thornton LLP concluded was an important factor considered by Penn Virginia Corporation in reaching a decision as to any accounting, auditing, or financial reporting issue; or any matter that was either subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

Very truly yours,

(signed) KPMG LLP